SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 3, 2002

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events

     On June 3, 2002, Xcel Energy Inc. announced that it had successfully completed the exchange of its shares for publicly held shares of its subsidiary NRG Energy, Inc. On that day Xcel Energy also announced management changes at NRG, and Xcel Energy management responsible for oversight of the NRG integration process. For more information see the full press releases included in this Form 8-K as Exhibits 99.01 and 99.02.

     Xcel Energy’s plan to acquire the outstanding common stock of NRG held by minority shareholders was initially announced on Feb. 15, 2002. A revised exchange ratio of 0.5 shares of Xcel Energy common stock for each share of NRG stock was announced by Xcel Energy on April 4, 2002. Sufficient NRG shares were tendered by the expiration of the exchange offer period on May 31, 2002 to enable Xcel Energy to complete the exchange offer. Following completion of the exchange offer, Xcel Energy owned approximately 96 percent of the stock of NRG and on June 3, 2002 completed a short-form merger of NRG and a wholly-owned subsidiary of Xcel Energy. As a result of the merger, NRG is now an indirect wholly-owned subsidiary of Xcel Energy.

     The acquisition of NRG’s publicly held common stock by Xcel Energy is being accounted for under the purchase method of accounting. Since NRG was already 74 percent owned by Xcel Energy prior to the acquisition, all of NRG’s assets and liabilities have been included in consolidated Xcel Energy financial statements for all prior periods reported. The effect of the purchase will be to prospectively eliminate most of the minority interest liability on Xcel Energy’s balance sheet, and also eliminate most of minority interest expense on Xcel Energy’s income statement. The final purchase price assigned to Xcel Energy shares issued and allocation of the purchase price to underlying assets acquired (including, possibly, goodwill) are still being determined.

     NRG is a leading global energy company engaged primarily in the development, construction, acquisition, ownership and operation of power generation facilities. More information is available at www.nrgenergy.com.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.01 99.02	Press Release regarding NRG Energy, Inc. exchange offer dated June 3, 2002 Press Release regarding NRG Energy, Inc. management changes dated June 3, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ DAVID E. RIPKA David E. Ripka Vice President and Controller

June 6, 2002